THE SPORTSMAN'S GUIDE, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JULY 16, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of The Sportsman's Guide, Inc., a Minnesota corporation (the "Company"), will be held at the offices of the Company, 411 Farwell Avenue, South St. Paul, Minnesota, on July 16, 1997, at 2 p.m., Minnesota time, for the following purposes:

     1.   To elect seven directors to serve until the next
          Annual Meeting and until their successors have been elected and qualified;

     2.   To approve the Company's 1996 Stock Option Plan;

     3. To approve the engagement of Grant Thornton as independent certified public accountants for the Company for the fiscal year ending December 26, 1997; and

     4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on June 20, 1997, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the year ended
December 27, 1996, is enclosed.


                                BY ORDER OF THE BOARD OF
                                DIRECTORS



                                Charles B. Lingen, Secretary

June 25, 1997

                            IMPORTANT

              WE ARE NOT ASKING YOU FOR A PROXY AND
              YOU ARE REQUESTED NOT TO SEND A PROXY

                   THE SPORTSMAN'S GUIDE, INC.

                      INFORMATION STATEMENT
                               FOR
                  ANNUAL MEETING OF SHAREHOLDERS

                          June 25, 1997


     This Information Statement is furnished in connection with the matters to be voted on at the Annual Meeting of Shareholders of The Sportsman's Guide, Inc. (the "Company"), to be held at 2 p.m., Minneapolis time, on July 16, 1997, at the offices of the Company, 411 Farwell Avenue, South St. Paul, Minnesota 55075, and at any and all adjournments thereof. This Information Statement is first being mailed to shareholders on or about June 25, 1997.

     The Company's Annual Report to Shareholders is being furnished to each shareholder with this Information Statement.


          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                 REQUESTED NOT TO SEND US A PROXY


                VOTING SECURITIES AND RECORD DATE

     The Company has one class of voting securities outstanding, namely Common Stock, par value $.01 per share.

     All holders of record of the Company's Common Stock at the close of business on June 20, 1997, are entitled to notice of and to vote at the Annual Meeting. As of June 20, 1997, there were 2,333,600 shares of Common Stock outstanding, and each share is entitled to one vote on all matters to be voted upon at the Annual Meeting. Under the Company's Articles of Incorporation and Bylaws, each shareholder has the right to vote cumulatively for the election of directors by giving written notice of his intent to cumulate his votes to any officer of the Company before the Annual Meeting or to the presiding officer of the Company at the Annual Meeting at any time before the election of directors.

     The presence in person or by proxy of holders of 40% of the shares of the Company's Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.


                      PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of June 20, 1997, certain information with respect to the beneficial ownership of the Com-pany's Common Stock and Series A Preferred Stock, par value $.01 per share, by each director and nominee for director of the Company, each executive officer and all directors and officers as a group, and the beneficial ownership of the Company's Common Stock by those persons or groups known by the Company to own more than 5% of the Common Stock.

Directors (all of whom are nominees) and executive officers:

                                           Number of Shares   Percent of
Name and Address(1)      Title of Class       Beneficially       Class
                                                Owned        Outstanding(2)

Vincent W. Shiel         Common Stock          692,353(3)      27.4%
6900 Golf House Drive    Preferred Stock        10,000(4)      50.0%
Hobe Sound, FL 33455

Mark F. Kroger           Common Stock          107,836(5)       4.6%
110 Baird Parkway        Preferred Stock         1,000          5.0%
Mansfield, OH 44903

Leonard M. Paletz        Common Stock          260,420(6)      10.9%
4740 S. Ocean Blvd.
#814
Highland Beach, FL 33487

Gary Olen                Common Stock          105,058(7)       4.5%
411 Farwell Avenue
S. St. Paul, MN 55075

William T. Sena              --                    --            --
300 Main Street
Cincinnati, OH 45202

Gregory R. Binkley       Common Stock           15,313(8)         *
411 Farwell Avenue
S. St. Paul, MN 55075

Charles B. Lingen        Common Stock            1,875(9)         *
411 Farwell Avenue
S. St. Paul, MN 55075

William G. Luth              --                    --            --
411 Farwell Avenue
S. St. Paul, MN 55075

All Directors and        Common Stock        1,182,855(10)     45.1%
Officers as a Group      Preferred Stock        11,000         55.0%
(8 persons)

[FN]
* Less than 1% of outstanding shares

Holders of More Than 5% of Common Stock (in addition to directors named above):

                                          Number of Shares  Percent of
Name and Address         Title of Class     Beneficially       Class
                                               Owned        Outstanding

Stuart A. Shiel          Common Stock        183,334(11)        7.8%
37710 Pinwood Court
Magnolia, TX 77355

Susan M. Mills           Common Stock        183,638(12)        7.8%
640 Hay Avenue           Preferred Stock       3,920           19.6%
Brookville, OH 45309

Ralph E. Heyman, Esq.    Common Stock        497,488(13)       20.5%
1100 Courthouse Plaza SW
Dayton, OH 45402

Frederick J. Kroger      Common Stock        188,636(14)        7.8%
905 East Third Street    Preferred Stock       3,000           15.0%
Dayton, OH  45402

Thomas A. Smith          Common Stock        128,000(15)        5.4%
96 N.E. 4th Avenue
Delray Beach, FL  33444

[FN]
(1) Unless otherwise indicated, all shares are held of record and beneficially owned by the person indicated.

(2) Percentages are calculated on the basis of the number of shares outstanding on June 20, 1997, plus the number of shares issuable pursuant to presently exercisable options and stock warrants for that individual.

(3) Includes 572,351 shares (147,348 of which represent shares issuable upon the exercise of stock warrants) held in the name of Vincent W. Shiel as Trustee and Settlor of the Vincent W. Shiel Revocable Trust and 120,002 shares (45,001 of which represent shares issuable upon the exercise of stock warrants) held in the name of Helen M. Shiel, the wife of Dr. Shiel, as Trustee and Settlor of the Helen M. Shiel Revocable Trust.

(4) Includes 7,500 shares held in the name of Vincent W. Shiel as Trustee and Settlor of the Vincent W. Shiel Revocable Trust and 2,500 shares held in the name of Helen M. Shiel as Trustee and Settlor of the Helen M. Shiel Revocable Trust.

(5) Includes 14,501 shares issuable upon the exercise of stock warrants.

(6) Includes 46,020 shares issuable upon the exercise of stock warrants and 5,000 shares issuable upon the exercise of an option.

(7)  Includes 21,875 shares issuable upon the exercise of options.

(8) Includes 2,000 shares held in the name of Mr. Binkley's wife and 5,313 shares issuable upon the exercise of options.

(9) Includes 1,875 shares issuable upon the exercise of stock warrants and options.

(10) Includes 286,933 shares issuable upon the exercise of stock warrants and options.

(11) Includes 20,000 shares issuable upon the exercise of stock warrants. Does not include 172,665 shares held in trust for the benefit of Stuart Shiel's children. Mr. Shiel expressly disclaims beneficial ownership of all such shares.

(12) Includes 11,760 shares issuable upon the exercise of stock warrants.

(13) Includes 97,652 shares issuable upon the exercise of stock warrants as a trustee of various trusts. Mr. Heyman holds
     397,836 shares as a trustee of various trusts, of which he has no pecuniary interest.

(14) Includes 1,501 shares issuable upon the exercise of stock warrants and 93,800 shares issuable upon the exercise of stock warrants as a co-trustee of various trusts.

(15) Includes 40,000 shares issuable upon the exercise of stock warrants as a trustee of various trusts. Mr. Smith holds 88,000 shares as a trustee of various trusts, of which he has no pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and ten percent beneficial owners of the Common Stock to file reports with the Securities and Exchange Commission. The Company believes that during fiscal 1996, all filing requirements applicable to its directors, executive officers, and ten percent beneficial owners were met.

                     MATTERS TO BE ACTED UPON
                      AT THE ANNUAL MEETING

1.  Election of Directors

     Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Each nominee is presently a director of the Company. There is no reason to believe that any nominee will be unable to serve if elected. The seven candidates receiving the greatest number of votes will be elected as directors. Abstentions and broker non-votes will be treated as non-votes.

     Set forth below is certain information with respect to each nominee for director.

     VINCENT W. SHIEL, 64, has been a director of the Company since 1990, and has extensive experience in the sporting goods industry. Dr. Shiel was elected Chairman on April 27, 1994. Dr. Shiel was the principal owner and president of Outdoor Sports Headquarters, Inc., a hunting and sporting goods retailer, from its formation in the early 1960s until 1978. From 1984 through 1988, Dr. Shiel served on the board of directors and owned a controlling interest in Gander Mountain, Inc., a Wisconsin-based retail mail-order company specializing in outdoor sporting equipment. Dr. Shiel has not been associated with Gander Mountain since 1988. Gander Mountain, which had been a competitor of the Company, discontinued its catalog operations during 1996. Dr. Shiel owns an interest and serves as a director of ABN Sports Supply, Inc., a Mansfield, Ohio based wholesale firearms distributor. Dr. Shiel is a principal shareholder of and has served as President, director, and consultant to Outdoor Consulting, Inc., a management consulting firm, for the past nine years.

     GARY OLEN, 55, is a co-founder of the Company and served as its Executive Vice President and Secretary from its incorporation until December 31, 1993. Mr. Olen was elected President and Chief Operating Officer of the Company on January 1, 1994. Mr. Olen was elected Chief Executive Officer on April 27, 1994. Mr. Olen has been a director of the Company since its incorporation. From 1970 through 1977, Mr. Olen was employed as the Marketing Director for Fidelity File Box, Inc. From 1967 through 1970, Mr. Olen was a Merchandise Manager with C&H Distributors, a specialty business to business mail-order catalog specializing in the sale of industrial and office equipment. From 1960 through 1967, Mr. Olen was employed in the catalog division of J.C. Penney Company. Mr. Olen was also the sole proprietor of the predecessor of the Company.

     LEONARD M. PALETZ, 62, is a co-founder of the Company and served as its Chairman, Chief Executive Officer, Treasurer and a director from the Company's incorporation in 1977 until 1994. Mr. Paletz resigned his offices of Chairman, Chief Executive Officer and Treasurer, retiring as an employee of the Company effective December 31, 1994. Mr. Paletz also served as the Company's President from its incorporation through December 31, 1993. From 1962 through 1977, Mr. Paletz was employed by Fidelity File Box, Inc. in various positions including Vice President and General Manager. Mr. Paletz was also a director and shareholder of Fidelity File Box, which sells, through mail-order catalogs, corrugated storage products, office and industrial equipment and office and industrial supplies.

     MARK F. KROGER, 43, has been a director of the Company since 1990. He is the Chairman of the Board, President, Chief Executive Officer and Treasurer of ABN Sports Supply, Inc. Mr. Kroger has served as President of ABN since 1986 and is a member of its board of directors. Mr. Kroger has over 22 years experience in the sporting goods industry, including various positions in sales and merchandising while employed by Outdoor Sports Headquarters, Inc. from 1973 to 1985.

     WILLIAM T. SENA, 60, has been a director of the Company since 1990. He is an investment advisor with Sena Weller Rohs Williams Inc., a Cincinnati, Ohio investment advisory firm. Mr. Sena has been associated with the investment advisory firm and/or its predecessor since 1965. Mr. Sena is also a director of Phoenix Medical Technology, Inc.

     GREGORY R. BINKLEY, 48, has been a director of the Company since 1995. Mr. Binkley has been employed by the Company since February 1994 and was elected Vice President in 1994, Senior Vice President of Operations and Chief Operating Officer in 1995, and Executive Vice President in 1996. From 1993 to 1994, Mr. Binkley served as an independent operations consultant. From 1990 to 1993, Mr. Binkley was employed by the operations division of Fingerhut Companies, Inc., a mail-order catalog business.

     CHARLES B. LINGEN, 52, has been a director of the Company since December 1995. Mr. Lingen has been employed by the Company since May 1994 as its Chief Financial Officer, Vice President-Finance and Treasurer and in 1996 was elected Senior Vice
President of Finance. In 1995 Mr. Lingen was elected to serve as Secretary of the Company. From 1973 to 1994, Mr. Lingen was employed by Fingerhut Companies, Inc., a mail-order catalog business, serving as Vice President of Finance and Controller from 1984 to 1994.

Meetings of the Board and Compensation Committee

     During fiscal 1996, the Board of Directors held four meetings and took action by unanimous written consent eight times. Each director attended all Board meetings held during 1996, except that Mr. Kroger was not present at one meeting.

     The Company did not have any standing audit or nominating committees during 1996. The Board of Directors established an Audit Committee on February 13, 1997. Prior to that time, audit committee functions were performed by the entire Board. The Board has established a Compensation Committee to review and determine compensation of the Company's executive officers. The Compensation Committee held one meeting during fiscal 1996, at which each of the committee members was present. The Compensation Committee consists of Vincent W. Shiel, Leonard M. Paletz and William T. Sena. The Compensation Committee has the responsibility to review the salaries, bonuses and stock options for, as well as any other compensation of, the officers of the Company. The Committee recommends any changes or updates to officer compensation to the Board of Directors for its approval.

Director Compensation

     The Company does not currently pay any director fees.
Directors are reimbursed for out-of-pocket expenses incurred in attending board meetings.

2.   Approval of 1996 Stock Option Plan

     One of the purposes of the Annual Meeting is to consider and vote upon approval of the Company's 1996 Stock Option Plan (the "Plan"). The Board of Directors of the Company adopted the Plan on October 21, 1996, and subsequently amended the Plan on June 20, 1997 to increase the number of authorized shares, subject to the approval of the Company's shareholders. The following summary of the Plan is qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit A.

Summary of the Plan

     The purpose of the Plan is to advance the interests of the Company by providing an opportunity to selected key employees to purchase Common Stock of the Company through the exercise of options granted under the Plan. Options may be granted under the Plan that qualify as incentive stock options under the provisions of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and options which do not so qualify ("nonqualified options").


     Options may be granted under the Plan to such key employees of the Company as are recommended by the Compensation Committee of the Board of Directors. Currently, 21 employees hold options granted under the Plan, including four executive officers of the Company. See "New Plan Benefits Table" for information concerning these options.

     A maximum of 600,000 shares of Common Stock will be available for issuance upon the exercise of options granted under the Plan, subject to adjustment for stock splits, stock dividends and other changes in the capital structure of the Company.
Shares subject to an option which expires or is terminated unexercised as to such shares may again be the subject of an option under the Plan. On June 17, 1997, the last reported bid price of the Common Stock in the Minneapolis-St. Paul over-the-counter market was $6 per share.

     The Plan will be administered by the Compensation Committee. The Compensation Committee will recommend to the Board of Directors the individuals to whom and the times at which options are granted, the designation of each option as an incentive stock option or a nonqualified option, the number of shares subject to each option and the option price. The maximum number of shares subject to options which may be granted under the Plan to any one employee is the total number of shares available under the Plan.

     Options granted under the Plan cannot be exercisable for a price less than the fair market value of the underlying shares on the date of grant or later than ten years from the date of grant, except that options granted to employees who own more than 10% of the combined voting power of the Company's stock cannot be exercisable for a price less than 110% of such fair market value or later than five years from the date of grant. Options are exercisable at such times and in such installments as the Board of Directors may determine at the time of grant. To the extent that the aggregate fair market value of the underlying shares (determined at the time an option is granted) with respect to which incentive stock options first become exercisable by an employee during any calendar year (under the Plan and any other stock option plans of the Company) exceeds $100,000, the options in excess of $100,000 will be treated as nonqualified options.

     Full payment for shares purchased on exercise of an option, along with payment of any required tax withholding, must be made at the time of exercise in cash or, if permitted by the Board of Directors, in shares of Common Stock having a fair market value equivalent to the exercise price and withholding obligation.

     Options granted under the Plan may not be transferred otherwise than by will or the laws of descent and distribution

and may be exercised during the optionee's lifetime only by the optionee. Unexercised options terminate upon termination of the optionee's employment. If the optionee's employment terminates for any reason other than cause or on account of disability or death, the options then exercisable may be exercised by the optionee or his or her legal representative within limited time periods following termination of employment.

     The Board of Directors may amend or terminate the Plan (without further shareholder approval) or alter or amend any outstanding stock option agreements under the Plan in any manner it deems advisable, provided that no such action shall adversely affect any outstanding option without the consent of the optionee.

     The Plan will be deemed effective as of October 21, 1996, subject to shareholder approval within 12 months after such date. Options granted before shareholder approval may not be exercised until such approval is obtained, and such options will be null and void (and the Plan will terminate) if such approval is not obtained. The Plan will remain in effect until discontinued by the Board of Directors, except that no incentive stock option may be granted under the Plan after October 21, 2006.

Federal Income Tax Consequences

     The following is a general description of federal income tax consequences to optionees and the Company relating to incentive stock options and nonqualified options that may be granted under the Plan. This discussion does not purport to cover all tax consequences relating to stock options.

     An optionee will not recognize income upon the grant or exercise of an incentive stock option, provided such optionee was an employee of the Company at all times from the date of grant until three months prior to exercise (or one year prior to exercise in the event of death or disability). Generally, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price will be includable in income for purposes of determining alternative minimum tax and such amount will be added to the tax basis of such stock for purposes of determining alternative minimum taxable income in the year the stock is sold. Where shares acquired upon exercise of an incentive stock option are sold more than two years after grant and more than one year after exercise, long-term capital gain or loss will be recognized equal to the difference between the sales price and the option price. An optionee who sells such shares within two years after grant or one year after exercise will recognize ordinary income in an amount equal to the lesser of the difference between (i) the option price and the fair

market value of the shares on the date of exercise or (ii) the option price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. In such event, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. The deduction will be allowable at the time the optionee recognizes the income.

     An optionee will not recognize income upon the grant of a nonqualified stock option. Upon exercise of the option, the optionee will recognize ordinary income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price. The tax basis of the option stock in the hands of the optionee will equal the option price plus the amount of ordinary income recognized upon exercise, and the holding period for the stock will commence on the day the option is exercised. An optionee who sells option stock will recognize capital gain or loss measured by the difference between the tax basis of the stock and the amount realized on sale. Such gain or loss will be long-term if the stock is held for more than one year after exercise. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

New Plan Benefits Table

     The following table sets forth information concerning options granted under the Plan.

                      1996 Stock Option Plan

                                                    Potential
                                               Realizable Value at
                                               Assumed Annual Rates
                                                  of Stock Price
                                                   Appreciation
                                                 for Option Term
                                               --------------------
                          Number of Shares
Name and Position         Underlying Options   5%($)     10%($)

Gary Olen                     38,950(1)         61,239   155,191
  President and Chief         33,790(2)         85,001   215,410
  Executive Officer

Gregory R. Binkley            21,210(1)         33,347    84,508
  Executive Vice President    20,740(2)         52,173   132,217

Charles B. Lingen             17,670(1)         27,781    70,404
  Senior Vice President -     15,420(2)         38,790    98,302
  Finance, Chief Financial
  Officer and
  Secretary/Treasurer

William G. Luth               17,670(1)         27,781    70,404
  Senior Vice President -     17,250(2)         43,394   109,968
  Marketing

All current executive         95,500(1)        150,149   380,506
officers as a group           87,200(2)        219,358   555,897

All non-executive             29,500(1)         46,381   117,539
employees as a group          42,800(2)        107,667   272,849

All non-employee
directors as a group                0               0          0

[FN]
(1) Incentive stock options granted on October 21, 1996 at an exercise price of $.25 per share, the fair market value of the Common Stock on the date of grant, adjusted to $2.50 per share to reflect a 1-for-10 reverse stock split on March 5, 1997. The number of shares underlying the options was also adjusted to reflect the effect of the reverse stock split. These options are not exercisable until shareholder approval of the Plan (and thereafter will be fully exercisable) and will expire on October 21, 2006.

(2) Incentive stock options granted on April 18, 1997 at an exercise price of $4 per share, the fair market value of the Common Stock on the date of grant. These options are not exercisable until shareholder approval of the Plan (and thereafter 25% will be fully exercisable, with an additional 25% becoming exercisable on each of the next three anniversaries of the date of grant).


Vote Required

     Adoption of the Plan requires the affirmative vote of a majority of the Common Shares present in person or by proxy. Abstentions and broker non-votes will be treated as non-votes and will have the effect of a vote against adoption of the Plan. Shareholders who vote against the Plan are not entitled to any dissenter's rights under Minnesota law. Adoption of the Plan is subject to a veto by shareholders owning more than 40% of the voting power of all shareholders entitled to vote.

3.  Approval of Engagement of Auditors

     The accounts of the Company for the fiscal year ended
December 27, 1996, were audited by Grant Thornton LLP. The Board of Directors has engaged Grant Thornton LLP to audit its accounts for the current fiscal year ending December 26, 1997. The Board has determined that it is desirable to request that the shareholders approve the selection.

     It is anticipated that a representative of Grant Thornton
LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

4.  Other Business

     Management of the Company does not know of any matters to be acted upon at the Annual Meeting other than those mentioned above.




                      EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid to the named executive officers for services rendered in all capacities to the Company for each of the fiscal years indicated.

                         Summary Compensation Table

                                                             Long-Term
                                       Annual Compensation  Compensation
                                       -------------------  ------------
Name and Principal           Year      Salary      Bonus      Options
  Position                               ($)        ($)        (#)

  Gary Olen,                 1996      137,127    158,000      38,950
    President and Chief      1995      126,253        --          --
    Executive Officer        1994      125,000     95,571      21,875

  Gregory R. Binkley         1996      103,275     86,500      21,210
    Executive Vice           1995       98,269        --          --
    President                1994       76,827     47,785       5,313

  Charles B. Lingen          1996       97,218     79,500      17,670
    Senior Vice President,   1995       90,816        --          --
    Chief Financial Officer  1994       49,759     19,114       1,875
    and Secretary/Treasurer

  William G. Luth(1)         1996       94,311     79,500      17,670
    Senior Vice President -  1995       42,489        --          --
    Marketing                1994          --         --          --

[FN]

(1) Mr. Luth was elected as an executive officer of the Company in December 1995.


     The following table sets forth information with respect to the named executive officers concerning the grant of options during fiscal 1996.

                   Option/SAR Grants in Last Fiscal Year

                                    Individual Grants
                    -----------------------------------------------
                    Number of     # of Total
                    Securities    Options/SARs  Exercise
                    Underlying    Granted to    or Base
                    Options/SARs  Employees in  Price    Expiration
Name                Granted (#)   Fiscal Year   ($/Sh)      Date

Gary Olen            38,950        31.1%        $2.50     10/21/06

Gregory R. Binkley   21,210        17.0%        $2.50     10/21/06

Charles B. Lingen    17,670        14.1%        $2.50     10/21/06

William G. Luth      17,670        14.1%        $2.50     10/21/06


             Option/SAR Grants in Last Fiscal Year (continued)


                         Potential Realizable Value
                         at Assumed Rates of Stock
                           Price Appreciation for
                                 Option Term
                         --------------------------
                               5% ($)   10% ($)

Gary Olen                      61,239   155,191

Gregory R. Binkley             33,347    84,508

Charles B. Lingen              27,781    70,404

William G. Luth                27,781    70,404



     The following table sets forth information with respect to the named executive officers concerning options held at fiscal year end 1996.

        Aggregated Option/SAR Exercises in Last Fiscal Year and
                        FY-End Option/SAR Values

                                                               Value of
                                            No. of           Unexercised
                                          Unexercised        In-the-Money
                                          Options/SARs       Options/SARs
                                          at FY-End (#)      at FY-End ($)
                                         ----------------  ----------------
Name                 Shares      Value   Exercis- Unexer-  Exercis- Unexer-
                   Acquired on  Realized able     cisable  able     cisable
                   Exercise #     ($)    -------- -------  -------- -------

Gary Olen             --           --    21,875   93,950     --       --

Gregory R. Binkley    --           --     5,313   21,210     --       --

Charles B. Lingen     --           --     1,875   17,670     --       --

William G. Luth       --           --       --    17,670     --       --


Employment Agreements

     No employment agreements are currently in effect with any of the Company's officers.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors is comprised of Dr. Shiel, Mr. Paletz and Mr. Sena. Mr. Paletz is a former chief executive officer of the Company. During 1996, the company purchased merchandise inventory in the amount of $3.0 million from ABN Sports Supply, Inc., of which Dr. Shiel is a shareholder and director.

Report of the Compensation Committee on Annual Compensation of
Officers' Compensation Policy

     The Compensation Committee is responsible for the review and determination of salaries, bonuses and stock options for the executive officers of the Company. The compensation policy of the Company is structured to provide that an appropriate relationship exists between executive pay and the creation of shareholder value, while motivating and retaining key employees.

To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses and stock options based upon corporate performance. Measurement of corporate performance is primarily based on the pre-tax income of the Company. Accordingly, in years in which pre-tax earnings exceed certain goals, executive compensation bonuses tend to be higher than in years in which performance is below these goals. The number of stock options granted to executive officers are based on a subjective determination by the committee taking into consideration the individual's management level, total compensation package, contribution to the Company and overall corporate performance. Annual cash compensation, together with equity-based compensation, is designed to attract and retain qualified executives and to ensure that the executives have a continuing stake in the long-term success of the Company. In evaluating annual executive compensation, the Board examines sales growth, profit margin, pre-tax income earnings per share as well as the executive's overall contribution to the Company's success.

                     Fiscal 1996 Compensation

     For fiscal 1996, the Company's executive compensation program consisted of base salary, a bonus pool and a stock option plan. The Board feels that options and stock-based performance compensation arrangements are an effective incentive for executives to create value for shareholders because the value of an option bears a direct relationship to the Company's stock price.

     The performance-oriented nature of the Company's compensation program is exemplified in the compensation granted in 1996 when compared to past years. The base salary in 1996 for Mr. Olen, Chief Executive Officer, was $137,127.

     The Board believes that the ability to earn grants of such options by Mr. Olen as well as his base compensation and the Company's Annual Bonus Plan link his compensation to the long-term performance of the Company and reflect the goals and policies of the Compensation Committee and the Board.

     The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the other named executive officers in the company's information statement. Compensation which is performance-based is exempt from the $1 million deductibility limitation. The Committee has reviewed the application of the Act to its executive compensation policies and does not believe that such policies are effected by the Act at this time.

     Vincent W. Shiel         Leonard M. Paletz

     William T. Sena


                         PERFORMANCE GRAPH

     The following graph shows a five-year comparison of the cumulative total returns for the Company, the CRSP Index for NASDAQ Stock Market and the CRSP Index for NASDAQ Retail Trade
Stocks.

                         spg       nasdaq     retail

           12/31/91     100.00     100.00     100.00
           03/31/92     100.00     103.14      99.28
           06/30/92     116.67      96.09      82.84
           09/30/92     133.33     100.03      86.45
           12/31/92     133.33     116.38      94.19
           03/31/93     233.33     118.56      89.15
           06/30/93     233.33     120.84      88.02
           09/30/93     266.67     131.02      97.63
           12/31/93     133.33     133.60      99.39
           03/31/94     250.00     127.98      91.35
           06/30/94     300.00     121.99      87.63
           09/30/94     283.33     132.09      95.79
           12/31/94     483.33     130.59      90.55
           03/31/95     416.67     142.36      89.57
           06/30/95     250.00     162.84      98.67
           09/30/95     216.67     182.45     105.62
           12/31/95     108.33     184.67      99.76
           03/31/96      33.33     193.30     112.20
           06/30/96      58.33     209.08     119.91
           09/30/96     100.00     216.52     126.55
           12/31/96     106.67     227.16     118.97



                Certain Relationships and Transactions

     On January 11, 1990, the Company entered into a Consulting Agreement with Outdoor Consulting, Inc., pursuant to which Outdoor Consulting provides consulting services to the Company for $4,000 per month plus certain out-of-pocket expenses. The initial term of the agreement expired on December 31, 1990, and continues on a year-to-year basis until terminated by either party upon 60 days prior written notice or unless sooner terminated. Effective January 1, 1997, the compensation payable under this agreement was increased to $5,000 per month. Vincent
W. Shiel is the controlling shareholder and sole employee of Outdoor Consulting, Inc.


     In February 1994, the Company issued $3.2 million of debt in a private placement transaction to certain shareholders, including Vincent Shiel, Leonard Paletz and Mark Kroger. The debt was represented by promissory notes bearing interest at the rate of 8% per annum payable quarterly. Pursuant to the terms of the notes, the entire principal amount was payable in February 1996 which was subsequently extended until May 1996. Of the entire financing, $2.5 million represented additional funds provided to the Company to meet certain working capital needs, $500,000 represented a rollover of the payment of short-term promissory notes issued in June 1993, $167,000 represented a rollover of the principal payments due on subordinated debt in January 1994, and $80,000 represented a rollover of a principal payment to Mr. Paletz. Warrants to purchase 324,700 shares of common stock of the Company were attached to the promissory notes issued in 1994.

     In May 1996, the Company issued $3.4 million of debt in a private placement to replace and renew the 1994 financing and certain other subordinated debt. The new notes bear interest at 1.75% over prime, but not less than 9% per annum, payable quarterly. Pursuant to the terms of the notes, the entire principal amount is payable in June 1998. Warrants to purchase 341,400 shares of common stock of the Company, at an exercise price of $1.81, were attached to these promissory notes. The promissory notes are secured by the assets of the Company subordinate to liens securing borrowings under the Company's revolving credit facility with a financial institution. The Company's aggregate interest expense during 1996 for all of these financings was $317,000.

     During fiscal 1996, the Company purchased merchandise inventory in the amount of $3.0 million from ABN Sports Supply, Inc. of which Dr. Shiel is a shareholder and director and Mark Kroger is a shareholder, director and President. The Company believes the terms of such purchases were as favorable as could have been obtained from an unrelated party.


                     SHAREHOLDER PROPOSALS

   Proposals by shareholders intended to be presented at the 1997 Annual Meeting must be received by the Secretary of the Company on or before December 2, 1997, in order to be included in the information or proxy statement for that meeting. Proposals should be directed to the Company's executive offices at 411 Farwell Avenue, South St. Paul, Minnesota 55075.


                      ADDITIONAL INFORMATION

   The Company's Report to Shareholders for the fiscal year ended December 27, 1996, accompanies this Notice of Annual
Meeting of Shareholders and Information Statement.

A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K AS FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE
FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED BY
SHAREHOLDERS WITHOUT CHARGE BY WRITING TO:

                   Mr. Charles B. Lingen
                   The Sportsman's Guide, Inc.
                   411 Farwell Avenue
                   South St. Paul, Minnesota  55075

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                 REQUESTED NOT TO SEND US A PROXY


                                  THE SPORTSMAN'S GUIDE, INC.


                                  Charles B. Lingen, Secretary












                                                       Exhibit A

                   THE SPORTSMAN'S GUIDE, INC.

                      1996 STOCK OPTION PLAN


    1. Purpose. The purpose of this Plan is to advance the interests of The Sportsman's Guide, Inc., a Minnesota corporation (the "Company") by providing an opportunity to selected key employees of the Company to purchase stock of the Company through the exercise of options granted under this Plan. By encouraging such stock ownership, the Company seeks to attract, retain and motivate key employees of training, experience and ability, and to encourage the judgment, initiative and efforts of such employees for the successful conduct of the Company's business. It is intended that these purposes will be effected by the granting of stock options as provided herein which will qualify as "incentive stock options" under the provisions of Section 422 (or its successor provisions) of the Internal Revenue Code of 1986 (the "Code"), and options which do not qualify as incentive stock options under the Code ("nonqualified options").

    2. Stock Subject to the Plan. The total number of shares that may be subject to options granted under this Plan shall not exceed 600,000 shares of the Common Stock of the Company, $.01 par value ("Common Stock"). Shares subject to an option which for any reason expires or is terminated unexercised as to such shares may again be the subject of an option under the Plan. The shares delivered upon exercise of options granted under this Plan may be either authorized but unissued shares or issued shares reacquired by the Company.

    3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or such other committee designated by the Board (the "Committee") consisting of two or more directors who shall be appointed by and shall serve at the pleasure of the Board. Subject to the provisions of this Plan, the Committee shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration. The Committee shall recommend to the Board of Directors the individuals to whom and the times at which options shall be granted, the designation of each option as an incentive stock option or a nonqualified option, and the number of shares subject to each option. Any such construction, rule determination or other action taken by the Committee pursuant to the Plan shall be binding and conclusive upon the approval by the Board of Directors.

    Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

    4. Eligible Employees. Options may be granted by the Board of Directors to such key employees of the Company, including members of the Board of Directors who are also employees of the Company, as are selected by the Committee. The maximum number of shares subject to options which may be granted to any individual shall be the total number of shares available under the Plan.

    5. Terms and Conditions of Options. All options granted under this Plan shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall include, but not be limited to, the following terms and conditions:

         (a) Price. The purchase price per share of stock payable upon the exercise of each option granted hereunder shall not be less than the fair market value of the stock on the date the option is granted. If at the time of grant of an incentive stock option the optionee owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, such purchase price per share shall not be less than 110% of the fair market value of the stock on the date the option is granted. Such fair market value shall be determined in accordance with procedures established by the Committee conforming to regulations issued by the Internal Revenue Service with regard to incentive stock options.

         (b) Number of Shares. Each option agreement shall specify the number of shares to which it pertains.

         (c) Exercise of Options. Each option shall be exercisable for the full amount or for any part thereof and at such intervals or in such installments as the Board of Directors may determine at the time it grants such option. No option shall be exercisable with respect to any shares later than ten years after the date of grant of the option. If at the time of grant of an incentive stock option the optionee owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, such option shall be exercisable no later than five years after the date of grant.

         (d) Notice of Exercise and Payment. An option shall be exercisable by delivery of a written notice to the Secretary of the Company specifying the number of shares for which it is

exercised. If the shares are not at the time registered under the Securities Act of 1933, the optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that the shares are being purchased for the optionee's own account for investment and not with a view to distribution. The exercise price and any withholding obligations under applicable tax laws shall be paid in full at the time of delivery of the notice of exercise, either by (i) cashier's, certified or personal check, (ii) if permitted by a vote of the Board of Directors by delivery and assignment to the Company of shares of Common Stock or (iii) by a combination of (i) and (ii). The value of the Company stock for such purpose shall be its fair market value as of the date the option is exercised.

         (e) Non-Transferability. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution, and each option shall be exercisable during the lifetime of the optionee only by him or her.

         (f) Termination of Options. Each option shall terminate and may no longer be exercised if the optionee ceases for any reason to be an employee of the Company, except that:

              (i)  If the optionee's employment shall have
         terminated for any reason other than cause, disability (as defined below) or death, the optionee may at any time within a period of 30 days after such termination of employment exercise the option to the extent the option was exercisable by the optionee on the date of termination of employment.

             (ii) If the optionee's employment shall have been terminated because of disability within the meaning of
         Section 22(e)(3) of the Code, the optionee may at any time within a period of one year after such termination of employment exercise the option to the extent the option was exercisable by the optionee on the date of termination of employment.

            (iii) If the optionee dies at a time when the option was exercisable by the optionee, the optionee's estate, personal representative or beneficiary to whom it has been transferred pursuant to Section 5(e) hereof may, within six months following the death, exercise the option to the extent the option might have been exercised at the time of the optionee's death.

             (iv) No option may be exercised to any extent by anyone after the expiration date of the option.

         (g) Rights as Shareholder. The optionee shall have no rights as a shareholder with respect to any shares covered by an option until the date of issuance of a stock certificate to the optionee for such shares.

    6. Treatment of Certain Incentive Stock Options. To the extent that the aggregate fair market value (determined as of the date the option is granted) of shares with respect to which one or more incentive stock options first become exercisable by an optionee in any calendar year exceeds $100,000, taking into account shares subject to incentive stock options under this Plan and shares subject to incentive stock options under all other plans of the Company or other entities referenced in Section 422(d)(1) of the Code, the options shall be treated as nonqualified stock options.

    7. Stock Dividends; Stock Splits; Combinations; Recapitalizations. Appropriate adjustment shall be made in the maximum number of shares of Common Stock subject to the Plan and in the number, kind and option price of shares covered by out-standing options granted hereunder to give effect to any stock dividends or other distribution, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the effective date of the Plan.

     8. Merger; Sale of Assets; Dissolution. In the event of a change of the Common Stock resulting from a merger or similar reorganization as to which the Company is the surviving corpora-tion, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares then subject to options granted hereunder and the price per share thereof shall be appropriately adjusted in such a manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights available or granted here-under. If the Company at any time should dissolve, sell all or substantially all of its assets, undergo a reorganization, or merge or consolidate with any corporation and the Company is not the surviving corporation, then (unless in the case of a reorganization, merger or consolidation the surviving corporation assumes the optionees' rights under the Plan or issues substantially equivalent substitute rights in place thereof) each optionee shall be notified by the Company of his or her right to exercise all outstanding options prior to any such dissolution, sale, reorganization, merger or consolidation. The failure to exercise such outstanding options within 30 days of such notification shall cause the options to be terminated.


     Notwithstanding the foregoing, in the case of an incentive stock option, no adjustment shall be made pursuant to Section 7 or 8 hereof which would cause the Plan to violate Section 424(a) of the Code or any successor provisions thereto, without the written consent of the optionee adversely affected thereby.

     9. Amendment or Termination of Plan. The Board of Directors may at any time amend or terminate the Plan or alter or amend any outstanding stock option agreements under the Plan in any manner it deems advisable, provided that no such action shall adversely affect or impair any then outstanding option without the consent of the optionee holding such option.

    10. Effect of the Plan on Employment Relationship. The establishment of the Plan shall in no way, now or hereafter, reduce, enlarge or modify the employment relationship between the Company and the optionee. Nothing contained in the Plan shall be construed as conferring upon any optionee any right to continued employment with the Company or to give any employee any right to participate in the Plan or to receive options. The granting of options under the Plan shall be entirely discretionary with the Board of Directors.

    11. Effective Date; Duration of Plan. This Plan was adopted by the Board of Directors on October 21, 1996 and shall be deemed effective as of that date, subject to approval by the shareholders of the Company within 12 months after such adoption. Options granted before shareholder approval may not be exercised until such approval is obtained, and such options will be null and void (and the Plan shall terminate) if such approval is not obtained. The Plan shall remain in effect until discontinued by the Board of Directors, except that no incentive stock option may be granted under the Plan after October 21, 2006.

    12.  Definitions.

         (a) The term "key employees" means those executive, administrative, operational or managerial employees of the Company who are determined by the Committee to be eligible for options under this Plan.

         (b) The term "optionee" means a key employee to whom an option is granted under this Plan.


As amended through June 20, 1997.






                                5